UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 18, 2008

Monarch Casino & Resort, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(775) 335-4600

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2008, the Compensation Committee of the board of directors (the “Board”) of Monarch Casino & Resort, Inc. (“Monarch”) recommended to the Board that for performance for the year ended December 31, 2007, John Farahi, Monarch Co-Chairman of the Board and Chief Executive Officer, be awarded a cash bonus of $175,000 and that Bob Farahi, Monarch Co-Chairman of the Board, Secretary and President, be awarded a cash bonus of $50,000.  The Board approved the recommendation.  As a result, the total compensation awarded for 2007 for John Farahi and Bob Farahi as disclosed in the summary compensation table in Monarch’s Schedule 14A filed with the SEC on April 29, 2008, and proxy statement distributed to Monarch stockholders in connection with the annual meeting held on June 18, 2008, is increased to $1,301,014 (consisting of $415,389 in salary, $710,625 in option awards and $175,000 in cash bonus) for John Farahi and $562,615 (consisting of $249,232 in salary, $263,383 in option awards and $50,000 in cash bonus) for Bob Farahi.

Item 8.01    Other Events.

As previously reported, on September 28, 2006 the Board approved a stock repurchase plan (the “Repurchase Plan”) and authorized the repurchase of up to 1 million shares of Monarch’s common stock in the open market or in privately negotiated transactions from time to time, in compliance with Rule 10b-18 of the Securities and Exchange Act of 1934, subject to market conditions, applicable legal requirements and other factors.  Also as previously reported, on March 11, 2008, the Board increased the initial authorization by 1 million shares and on April 22, 2008, the Board increased the authorization by another 1 million shares, which increased the shares authorized to be repurchased to a total of 3 million shares.  On June 19, 2008 Monarch completed the repurchase of 3 million shares under the Repurchase Plan at a weighted average purchase price of $16.52.  Through June 19, 2008, Monarch drew $31.5 million dollars from its $50 million credit facility to pay for the share repurchases and to fund ongoing capital projects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino and Resort, Inc.

Date: June 20, 2008	/s/ Ronald Rowan
Ronald Rowan Chief Financial Officer and Treasurer